Filed Pursuant to Rule 433
                                                         File No.: 333-130786-02


Deal Name:   JPMCC 2006 - LDP7
          ------------------------



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                       % of Deal      Initial DCR    Initial LTV    Maturity LTV
                       ---------      -----------    -----------    ------------
--------------------------------------------------------------------------------
Whole Deal                100%           1.39x          71.5%          66.5%
--------------------------------------------------------------------------------
Top Ten Only             36.1%           1.39x          74.4%          71.2%
--------------------------------------------------------------------------------
Non-Top Ten              63.9%           1.36x          70.5%          63.6%
--------------------------------------------------------------------------------
Investment Grade          N/A             N/A            N/A            N/A
--------------------------------------------------------------------------------
Non-Investment Grade      100%           1.39x          71.5%          66.5%
--------------------------------------------------------------------------------
Multifamily Tranche       8.9%           1.26x          71.9%          64.0%
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Which, if any, of the loans in Loan Group 2 allow future secured or unsecured debt? What are the terms under which future debt is allowed and how much is available?

      Please refer to the "DESCRIPTION OF THE MORTGAGE POOL--Additional Debt" starting on page S-89 of the Free Writing Prospectus dated June 9, 2006.

Are any of the loans in the pool underwritten with future income included in the debt service coverage ratio? Stated another way, are any of the loans underwritten with revenues in excess of the as is rent roll? Or that includes a significant master lease from the borrower. (This question does not concern income that is added to revenue that is immediately backed out through vacancy.)

      Please refer to the "DESCRIPTION OF THE MORTGAGE POOL--Additional Mortgage Loan Information" starting on page S-114 as well as the "FOOTNOTES TO ANNEX A-1" of the Free Writing Prospectus dated June 9, 2006 .

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the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other
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about the depositor, the issuing trust and this offering. You may get these
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Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing Avinash Bappanad at bappanad_avinash@jpmorgan.com.

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